UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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Yellow Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Proxy Statement Supplement (this “Supplement”) provides updated information with respect to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Yellow Corporation (“we,” “us,” “our” or the “Company”), to be held on Wednesday, June 14, 2023, at 10:00 a.m., Central Time, at 501 Commerce Street, Suite 1120, Nashville, Tennessee 37203, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting.

On or about April 27, 2023, we mailed a proxy statement (the “Original Proxy Statement”) to our stockholders describing the matters to be voted on at the Annual Meeting. This Supplement is dated as of June 1, 2023, and amends and supplements information contained in the Original Proxy Statement. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Original Proxy Statement remains in effect and should be considered in voting your Common Stock or Series A Preferred Stock.

This Supplement is being provided to you to revise the section of the Original Proxy Statement entitled “Board Committees,” which described provisions of the Company’s Second Amended and Restated Bylaws dated February 4, 2021 (the “Bylaws”) regarding ex officio service on the committees of our Board of Directors (the “Board”). The Board, upon the recommendation of its Governance Committee, has amended those provisions in a First Amendment (the “Amendment”) to the Bylaws.

The amended and restated description of committee membership under the Original Proxy Statement caption “Board Committees” below has been revised to account for the Amendment and replaces the disclosure in the Original Proxy Statement in its entirety. We have also added David H. Webber as an Audit & Ethics Committee member, which occurred and was publicly announced after the Original Proxy Statement was filed.

As noted in Yellow Corporation’s 2023 Annual Meeting Proxy Statement, the Board believes that each director nominee’s experience and expertise in their respective fields provide valuable contributions and insights to the Board and its oversight of the Company. The Board urges stockholders to vote FOR each director nominee set forth in Proposal 1. On May 31, 2023, Institutional Shareholder Services (“ISS”) issued a report aligned with the Board’s recommendation to vote FOR each director nominee, except in the instance of Darren Hawkins, our Chief Executive Officer.

In response to ISS’s recommendation to vote AGAINST Mr. Hawkins, the Board has adopted the Amendment. It amends and restates Section 5.3(b) of the Bylaws to remove reference to the Chief Executive Officer as a potential ex-officio member of each committee of the Board on which he does not otherwise serve, which potential ex-officio service was subject to the condition previously stated in the Bylaws that such service be permitted by applicable law, regulation or stock exchange requirements. Because of this condition, Mr. Hawkins, as a non-independent Board member, did not serve ex-officio on the Audit & Ethics Committee, the Compensation Committee or the Governance Committee at any time. However, to avoid any potential shareholder confusion, the Bylaws were amended as described.

The Board affirms its recommendation that stockholders vote FOR each director nominee set forth in Proposal 1.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you wish to change your vote based on any of the information contained in this Supplement, you may change your vote or revoke your proxy in accordance with the instructions in the Original Proxy Statement. See “Questions and Answers—Can I change my vote after I have voted?” in the Original Proxy Statement.

Board Committees

Current committee memberships with voting rights are as follows:

Audit & Ethics Committee	Compensation Committee	Governance Committee
Douglas A. Carty*	Patricia M. Nazemetz*	Susana Martinez*
James E. Hoffman	Javier L. Evans	Patricia M. Nazemetz
Shaunna D. Jones David H. Webber	David S. McClimon Chris T. Sultemeier	Chris T. Sultemeier

*	denotes Chairperson

Pursuant to our Bylaws, Mr. Doheny, as Board Chairperson, is an ex-officio, non-voting member of each committee, except when otherwise prohibited by applicable law, regulation or Nasdaq requirements, and is welcome to attend all committee meetings and to present matters for consideration and take part in consideration of any business of the relevant committees. References in this Proxy Statement to committee membership and committee independence exclude Mr. Doheny and include only voting members.

The Chairperson of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairperson and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has the sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.